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Filed Pursuant to Rule 433
Registration Statement Nos. 333-167092 and 333-167092-01
November 14, 2012

U.S.$600,000,000 1.200% Notes due 2018:

Issuer:	Statoil ASA ("Statoil").
Guarantor:	Statoil Petroleum AS ("Statoil Petroleum").
Title:	1.200% Notes due 2018 (the "2018 Notes").
Total initial principal amount:	$600,000,000
Settlement Date:	November 21, 2012 (T+5)
Maturity Date:	January 17, 2018
Day Count:	30/360
Day Count Convention:	Following unadjusted.
Coupon:	1.200% per annum.
Date interest starts accruing:	November 21, 2012
Interest Payment Dates:	January 17 and July 17 of each year, subject to the Day Count Convention, commencing July 17, 2013. The initial interest period is a long coupon.
Public offering price:	Per 2018 Note: 99.885%; Total: $599,310,000
Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2018 Note: 99.685%; Total: $598,110,000
Benchmark Treasury:	0.750% due October 2017
Benchmark Treasury price and yield:	100-19-3/4; 0.623%
Spread to Benchmark Treasury:	60 bps
Re-offer yield:	1.223%
Make-Whole Spread:	10 bps
Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP Number:	85771PAH5
ISIN:	US85771PAH55

U.S.$1,100,000,000 2.450% Notes due 2023:

Issuer:	Statoil ASA ("Statoil").
Guarantor:	Statoil Petroleum AS ("Statoil Petroleum").
Title:	2.450% Notes due 2023 (the "2023 Notes").
Total initial principal amount:	$1,100,000,000
Settlement Date:	November 21, 2012 (T+5)
Maturity Date:	January 17, 2023
Day Count:	30/360
Day Count Convention:	Following unadjusted.
Coupon:	2.450% per annum.
Date interest starts accruing:	November 21, 2012
Interest Payment Dates:	January 17 and July 17 of each year, subject to the Day Count Convention, commencing July 17, 2013. The initial interest period is a long coupon.
Public offering price:	Per 2023 Note: 99.676%; Total: $1,096,436,000
Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2023 Note: 99.376%; Total: $1,093,136,000
Benchmark Treasury:	1.625% due November 2022
Benchmark Treasury price and yield:	100-11+; 1.586%
Spread to Benchmark Treasury:	90 bps
Re-offer yield:	2.486%
Make-Whole Spread:	15 bps
Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP Number:	85771PAG7
ISIN:	US85771PAG72

U.S.$300,000,000 Reopening of the 4.250% Notes due 2041:

Issuer:	Statoil ASA ("Statoil").
Guarantor:	Statoil Petroleum AS ("Statoil Petroleum").
Title:	4.250% Notes due 2041 (the "2041 Notes").
Description:	The 2041 Notes offered hereby represent a reopening of the 4.250% Notes due 2041 and will form part of the same series as, and be fungible with, the U.S.$350,000,000 aggregate principal amount of the 4.250% Notes due 2041 that were issued on November 23, 2011.
Total principal amount of reopening:	$300,000,000
Settlement Date:	November 21, 2012 (T+5)
Maturity Date:	November 23, 2041
Day Count:	30/360
Day Count Convention:	Following unadjusted.
Coupon:	4.250% per annum.
Date interest starts accruing:	May 23, 2012 (as if the 2041 Notes offered hereby had been issued on such date). The total amount of accrued interest for the 2041 Notes offered hereby on the Settlement Date will be $6,304,166.67.
Interest Payment Dates:	May 23 and November 23 of each year, subject to the Day Count Convention, commencing November 23, 2012. The initial interest period is a short coupon.
Public offering price:	Per 2041 Note: 111.217%; Total: $333,651,000
Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2041 Note: 110.342%; Total: $331,026,000
Benchmark Treasury:	2.750% due August 2042
Benchmark Treasury price and yield:	100-18; 2.722%
Spread to Benchmark Treasury:	90 bps
Re-offer yield:	3.622%
Make-Whole Spread:	20 bps
Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP Number:	85771PAE2
ISIN	US85771PAE25

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        The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, (ii) calling Goldman, Sachs & Co. collect at 1-866-471-2526, or (iii) calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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  Filed Pursuant to Rule 433 Registration Statement Nos. 333-167092 and 333-167092-01 November 14, 2012